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                                                                    EXHIBIT 10.1


                              SANMINA CORPORATION

                                 AGREEMENT FOR

                       ELECTRONIC MANUFACTURING SERVICES


     This Agreement between Natural Microsystems, Inc. ("the Customer") and Sanmina Corporation ("Sanmina") is entered into on June 1, 1996. Sanmina shall perform manufacturing services for the Customer under the terms and conditions set forth herein.

1.   TERM

     This Agreement shall be in effect for ten (10) months from the date of this Agreement. Unless the parties agree to extend such initial term of the Agreement, for any period, prior to the termination of such initial term, the Agreement shall terminate.

2.   SCOPE OF WORK PERFORMED

     Sanmina shall manufacture the products ("Products") for the Customer at the prices identified in Exhibit A. Sanmina and the Customer shall mutually agree upon a delivery schedule for the Products. Sanmina shall purchase components for the Products in accordance with a vendor list approved by the Customer ("AVL"). In the event Sanmina cannot purchase a component from an approved vendor for any reason, including unavailability or commercial infeasibility of the purchase of such components, Sanmina may purchase such components from an alternate vendor with the written consent of the Customer.

3.   GENERAL TERMS

     On the date this Agreement is executed and the first business day of each calendar month thereafter, the Customer shall provide Sanmina with firm, monthly, rolling purchase orders covering a minimum period of three (3) months ("Purchase Orders"). On the same dates, the Customer shall provide Sanmina with an additional monthly, rolling three (3) month forecast covering the three (3) month period immediately following the Purchase Order period ("Forecast").

     Upon receipt of the Purchase Order, Sanmina shall order the necessary components to fulfill the Purchase Order. The Customer and Sanmina shall mutually agree on the specific components (including minimum purchase amounts and noncancelable or nonrefundable items) necessary to fulfill the Forecast which may require lengthy lead-times to procure, and Sanmina shall order such components to prepare for the Forecast ("Forecast Components"). Sanmina and the Customer shall review and approve the list of Forecast Components on a quarterly basis during the second week of each calendar quarter. The components Sanmina purchases or orders to fulfill the Purchase Order and the Forecast on behalf of the Customer to manufacture the Products, and any associated expenses related to


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purchasing, ordering, manufacturing (labor and overhead), shipping, storing and eliminating such components and agreed upon mark-up shall constitute the Customer's total liability ("Total Liability").

     If necessary and with the Customer's written consent, Sanmina shall purchase any necessary tools to fulfilll the Purchase Order and Forecast. Such tools shall be deemed a Total Liability. All such tooling purchased by Sanmina shall remain the Customer's property, and Sanmina shall return such tooling (normal wear and tear excepted) to the Customer upon request, the completion of the relevant order or the termination of the Agreement.

4.    RESCHEDULES

     The Customer may reschedule delivery dates of Products subject to the following matrix:


                 Notice Prior to           Percent of Original
                Original Delivery         Quantity that can be
                     Date                     Rescheduled


                    0 to 30 days                         0%

                    31 to 60 days                       15%

                    61 to 90 days                       30%

                    Beyond 90 days                     100%


As an example, if the Customer notifies Sanmina in writing between 31 to 60 days prior to the scheduled delivery date of the Products, the Customer may reschedule a maximum of 15% of the total amount of the Products to be delivered on such date.

     For a decrease in quantity of Products to be delivered on a specific delivery date, Sanmina and the Customer shall mutually agree upon a date to deliver the undelivered Products within 90 days from the original delivery date. For an increase in quantity of Products to be delivered on a specific delivery date, Sanmina, on a best efforts basis, will attempt to accommodate such increase. Any change in the delivery dates of any Products for a period exceeding 90 days in the aggregate shall be deemed a cancellation by the Customer with respect to such Products.

5.   REVISIONS

     In the event the Customer requests an engineering change to a Product, Sanmina shall notify the Customer of any impact on the cost and/or scheduled delivery of such Products within five business days of the receipt of the Customer's request. Unless the

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Customer consents to the amended costs and/or rescheduled delivery of the
Products within three business days of receipt of such notification from Sanmina, the requested engineering change shall be deemed canceled. Any increases in the cost of the Products resulting from such engineering change order ("ECO") shall be deemed a Total Liability as defined above.

6.   CANCELLATIONS

     The Customer may cancel any order by notifying Sanmina in writing at least 60 days prior to the delivery date of such order. Within 30 days of such cancellation, Sanmina shall provide the Customer with the amount of the Total Liability, if any related to such canceled order. The Customer shall pay such cancellation amount to Sanmina on a net 30 day basis. After receipt of such cancellation amount, Sanmina shall deliver to the Customer, at the Customer's expense, any components purchased but unused as a result of such cancellation or scrap such components, at the discretion of the Customer.

7.   PRICING

     The prices for the Products are shown in Exhibit A and shall remain fixed for the term of this Agreement absent ECOs requested by the Customer or material variations on the market prices of components necessary to manufacture the Products. If any material variations occur that substantially affect unit costs, Natural Microsystems will be notified for review and approval prior to adjustments.

8.   DELIVERY

     Delivery of all items under this Agreement shall be delivered F.O.B. Customer Dock specified in Exhibit A ("Delivery Point").

     Sanmina shall use reasonable efforts to deliver the Products on the agreed upon delivery dates and will make every effort to notify Customer in a timely fashion of potential late shipments.

9.   PAYMENT AND INVOICING

     Payment terms will be net 30 days from invoice date.   In the event that
the Customer has outstanding invoices for more than 60 days, Sanmina may stop shipments of Products to Customer until the Customer makes sufficient payment to bring its account consistent with terms outlined above.

10.  WARRANTY

     Sanmina warrants that the Products (excluding components purchased from third-party vendors ("Vendor Components") shall be free from any defects in workmanship for a period of ninety (90) days from date of manufacture. Sanmina shall pass on any unexpired

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warranty for such Vendor Components provided by third-party vendors or passed on by such third-party vendors from the original manufacturers until the expiration of such warranties or up to a maximum of one (1) year from date of manufacture of the Product by Sanmina, whichever is shorter. As the Customer's sole remedy under the warranty, Sanmina will, at no charge, rework, repair and retest any such Products returned to Sanmina and found to contain such defects caused by Sanmina. Warranty coverage does not include failures due to the Customer design errors, the supply or selection of improper or defective parts or materials used by the Customer, the Customer requested changes, damages caused by the Customer's misuse, unauthorized repair or negligence. Sanmina does not assume any liability for expendable items such as lamps and fuses. Sanmina reserves the right to inspect the Products and verify that they are defective or non-conforming. Sanmina's total liability shall be limited to the value of the Product supplied under this Agreement.

     EXCEPT FOR THE ABOVE EXPRESS WARRANTIES, SANMINA MAKES AND THE CUSTOMER RECEIVES NO WARRANTIES OR CONDITIONS ON AN THE PRODUCTS, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SANMINA SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.  GENERAL INDEMNITY

     The Customer shall indemnify Sanmina against, and hold it harmless from, any loss, cost, liability or expense (including court costs and the reasonable fees of attorneys and other professionals) to the extent that such loss, cost, liability or expense arises out of, or in connection with, in whole or in part,
(A) infringements of any patent, trademark, copyright or other intellectual property right related to the Products, the components of the Products or any property of the Customer or (B) any negligence or willful misconduct by the Customer, its employees or a gents and subcontractors, including but not limited to any such act or omission that contributes to: (i) any bodily injury, sickness, disease or death; (ii) any injury or destruction to tangible or intangible property of the injured party or any loss of use resulting therefrom; or (iii) any violation of any statute, ordinance or regulation.

12.  QUALITY, INSPECTION AND REPORTING

     The Customer will have the right at all reasonable times, upon reasonable advance notice, to visit Sanmina's plant to inspect the work performed on the Products. Inspection of the work shall not relieve Sanmina of any of its obligations under the Agreement or purchase orders. Sanmina shall provide Customer with all mutually agreed upon quality reports at agreed upon intervals. Sanmina reserves the right to restrict the Customer's access to any area of the plant as necessary to protect confidential information of Sanmina or its other customers.

     If Customer demands inspection of the Products prior to the delivery of such Products as a condition of acceptance of such Products, the Customer must inspect the

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Products within 48 hours of a transmission of written notice by facsimile or other electronic or telephonic delivery system from Sanmina informing the Customer that the Products are ready to be shipped. If Customer does not inspect the Products within such 48 hour period, Customer shall be deemed to have waived its right to inspect the Products as a condition of acceptance of such Products.

13.  TERMINATION

     Either party may, without penalty, terminate this Agreement upon 60 days written notice to the other party in either one of the following events:

     (a) The other party materially breaches this Agreement and such breach remains uncured for thirty (30) days following written notice of breach by the non breaching party;

     (b) The other party becomes involved in any voluntary or involuntary bankruptcy or other insolvency petition or proceeding for the benefit of its creditors, and such petition, assignment or proceeding is not dismissed within sixty (60) days after it was filed.

     Upon termination, the Customer will be responsible for any work in progress and any material which has been identified as strategic due to long lead time or is non-cancelable or non-returnable. Upon termination Customer shall pay all invoiced charges in net thirty (30) days

14.  LIMITATION OF LIABILITY

     IN NO EVENT WILL SANMINA BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON AN ANY THEORY OF LIABILITY, ARISING IN ANY WAY OUT OF THIS AGREEMENT. THIS LIMITATION WILL APPLY EVEN IF THE CUSTOMER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

15.  MISCELLANEOUS

     (a) Governing Law. This Agreement will be governed by and interpreted under the laws of the State of California, without reference to conflict of laws principles.

     (b) Jurisdiction. For any dispute arising out of this Agreement, the parties consent to personal and exclusive jurisdiction of and venue in the state and federal courts within Santa Clara County, California.

     (c) Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and

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therein and merge all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. The failure by either party to enforce any rights hereunder will not be construed as a waiver of any rights of such party.

     (d) Assignment. The rights and liabilities of the parties hereto will bind and inure to the benefit of their successors, executors or administrators.

     (e) Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision; provided that no such severability will be effective if it materially changes the economic benefit of this Agreement to either Sanmina or the Customer.

     (f) Notices. Any required notices hereunder will be given in writing at the address of each party set forth above, or to such other address as either party may substitute by written notice to the other in the manner contemplated herein, and will be deemed served when delivered by facsimile or mail or when tendered in person.

     (g) Force Majeure. Neither party will be liable to the other for any default hereunder if such default is caused by an event beyond such party's control, including without limitation acts or failures to act of the other party, strikes or labor disputes, component shortages, unavailability of transportation, floods, fires, governmental requirements and acts of God (a "Force Majeure Event"). In the event of threatened or actual non-performance as a result of any of the above causes, the non-performing party will exercise commercially reasonable efforts to avoid and cure such non-performance. Should a Force Majeure Event prevent a party's performance hereunder for a period in excess of ninety (90) days, then the other party may elect to terminate this Agreement by written notice thereof.

     (h) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.


CUSTOMER                     SANMINA CORPORATION

By: John P. Tincler          By: Robin A. Walker, Sr.

Title: V.P. Operations       Title: Vice President/General Manager
                                    East Coast Operations

Date: 6/12/96                Date: May 30, 1996

ds1-283396

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